EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY GAMES ANNOUNCES

CANCELLATION OF SPECIAL STOCKHOLDERS MEETING

Chicago, Illinois, October 20, 2003 — Midway Games Inc. (NYSE:MWY) today announced that it has cancelled its Special Meeting of Stockholders originally scheduled to be held on Thursday, October 30, 2003.  The Special Meeting of Stockholders had been called to vote on approving the issuance of common stock upon conversion of Series C Convertible Preferred Stock and the exercise of related warrants.  However, as announced on October 14, 2003, the investors recently exchanged all of their Series C Convertible Preferred Stock for shares of Midway’s Series D Convertible Preferred Stock, so the meeting is no longer required.  The Company has filed a Current Report on Form 8-K with the SEC discussing the exchange transaction and providing copies of the agreements relating to the transaction.

Midway intends to call a new special meeting of stockholders to be held in the near future to vote on approval of the common stock issuable upon the conversion of the Series D shares and exercise of related warrants.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software.  Midway video games are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains forward-looking statements concerning future business conditions and the outlook for Midway Games Inc. based on currently available information that involve risks and uncertainties.  The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1.  Business - Risk Factors” in Amendment No. 1 to our Annual Report on Form 10-K/A for the year ended December 31, 2002, and in the other more recent filings made by the Company with the Securities and Exchange Commission.

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